Calculation of Filing Fee Tables
S-3
ACADIA REALTY TRUST
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common shares of beneficial interest of Acadia Realty Trust	457(o)			$ 400,000,000.00	0.0001531	$ 61,240.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 400,000,000.00		$ 61,240.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 61,240.00
Offering Note
[1]	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), based on the proposed maximum aggregate offering price. In accordance with Rules 456(b) and 457(r) under the Securities Act, Acadia Realty Trust (the "Registrant") initially deferred payment of all of the registration fees for the Registrant's Registration Statement on Form S-3ASR (Registration No. 333-275356) filed with the Securities and Exchange Commission on November 7, 2023 (the "Registration Statement). This "Calculation of Filing Fee Tables" shall be deemed to update the "Calculation of Registration Fee Tables" in the Registration Statement.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $400,000,000.00. The prospectus is a final prospectus for the related offering.